Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Premier Exhibitions, Inc. 2009 Equity Incentive Plan of our reports dated May 7, 2009, relating to the consolidated financial statements of Premier Exhibitions, Inc. and subsidiaries as of and for the fiscal year ended February 28, 2009, and the effectiveness of internal control over financial reporting of Premier Exhibitions, Inc. as of February 28, 2009, included in the Annual Report on Form 10-K of Premier Exhibitions, Inc. for the fiscal year ended February 28, 2009.

/s/ Cherry, Bekaert & Holland, L.L.P.
Cherry, Bekaert & Holland, L.L.P.

Atlanta, Georgia
August 13, 2009